EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 for Emerald Acquisition Corporation of our report dated June 22, 2009, relating to the consolidated balance sheets of Merit Times International Limited and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for the years ended December 31, 2008 and 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sherb & Co., LLP
Sherb & Co., LLP

New York, New York
November 20, 2009